Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to incorporation by reference in Registration Statements Nos. 333-51508, 33-64313, 333-51512, 333-27563, 333-63756,
333-81441, 333-63754, 333-110098, 333-51506, 333-115849, 333-121755, 333-121754, and 333-124863 on Form S-8 and 333-126559 on Form S-3 of Nash-Finch Company of our reports dated February 29, 2008, with respect to the consolidated financial statements and schedule of Nash-Finch Company and subsidiaries and the effectiveness of internal control over financial reporting of Nash-Finch Company and subsidiaries, included in the Annual Report on Form 10-K of Nash-Finch Company for the fiscal year ended December 29, 2007.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
February 29, 2008